ARTICLES OF AMENDMENT
                                   (1)


     (2) JEFFERSON PILOT VARIABLE FUND, INC., hereby certifies to the Maryland Department of Assessments and Taxation that:

     (3) FIRST: The Articles of Incorporation of the Corporation are supplemented by adding a new class of stock designated as S & P 500 Index Portfolio to Section 2, Article V so that the first sentence of Section 2,
Article V reads as follows:

     Classes of Stock. Twelve Billion (12,000,000,000) shares shall be issued and divided into the following classes of capital stock (the "Funds"), each class comprising the number of shares and having the designations indicated, subject, however, to the authority to change the designations of any class and to increase or decrease the number of shares of any class hereinafter granted to the Board of Directors:

Class                                       Number of Shares
-----                                       ----------------
World Growth Stock Portfolio                1,000,000,000
Money Market Portfolio                      1,000,000,000
Global Hard Assets Portfolio                1,000,000,000
Emerging Growth Portfolio                   1,000,000,000
High Yield Bond Portfolio                   1,000,000,000
Growth Portfolio                            1,000,000,000
Growth and Income Portfolio                 1,000,000,000
International Equity Portfolio              1,000,000,000
Capital Growth Portfolio                    1,000,000,000
Balanced Portfolio                          1,000,000,000
Small Company Portfolio                     1,000,000,000
S & P 500 Index Portfolio                   1,000,000,000

SECOND: The S & P 500 Index Portfolio shall have the same rights and limitations afforded the original classes of stock, including but not limited to, the voting rights set forth in Section 3 of Article V, the rights of fractional shares set forth in Section 4 of Article V, the special rights and limitations set forth in
Section 5 of Article V, the rights upon liquidation of the Corporation set forth in Section 6 of Article V and the redemption rights set forth in Section 7 of
Article V.

THIRD: The S & P 500 Index Portfolio has been classified by the Board of Directors of the Corporation under the authority contained in Section 2, Article V of the Articles of Incorporation.

     IN WITNESS WHEREOF, Jefferson Pilot Variable Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on February 14, 2000.



WITNESS:          JEFFERSON PILOT VARIABLE FUND, INC.



                                By: /s/ Ronald Angarella
-------------------             ------------------------
Craig D. Moreshead              Ronald R. Angarella
Assistant Secretary             Chairman and President


     THE UNDERSIGNED, President of Jefferson Pilot Variable Fund, Inc., who executed on behalf of said Corporation, the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



         Ronald R. Angarella
         Chairman and President